AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2001
                         REGISTRATION NO. 333-_________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                              Public Storage, Inc.
                              --------------------
             (Exact Name of Registrant as Specified in its Charter)

           California                                             95-3551121
---------------------------------                            -------------------
  (State or Other Jurisdiction                                 (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                               701 Western Avenue
                         Glendale, California 91201-2397
                                 (818) 244-8080
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                  Harvey Lenkin
                              Public Storage, Inc.
                               701 Western Avenue
                         Glendale, California 91201-2397
                                 (818) 244-8080
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:
                              David Goldberg, Esq.
                              Public Storage, Inc.
                               701 Western Avenue
                         Glendale, California 91201-2397

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                                            Proposed
                                                                            Maximum              Proposed
                                                                         Aggregate Price         Maximum
             Title of Each Class of                  Amount to be        Per Share or Per        Aggregate             Amount of
          Securities to be Registered                 Registered              Unit             Offering Price      Registration Fee
---------------------------------------------       -------------        ----------------      --------------      ----------------
Common Stock, $.01 par value per share.......           (1) (3)                (2)              (1) (2) (3)              N/A
Preferred Stock, $.01 par value per share....           (1) (4)                (2)              (1) (2) (4)              N/A
Depositary Shares Representing Interests in
   Preferred Stock...........................           (1) (4)                (2)              (1) (2) (4)              N/A
Equity Stock, $.01 par value per share.......           (1) (5)                (2)              (1) (2) (5)              N/A
Depositary Shares Representing Interests in
   Equity Stock..............................           (1) (5)                (2)              (1) (2) (5)              N/A
Warrants.....................................           (1) (6)                (2)              (1) (2) (6)              N/A
Total........................................        $800,000,000              (2)             $800,000,000         $200,000 (7)


(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $800,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per share or per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. No separate consideration will be received for any Depositary Shares representing shares of Preferred Stock or Equity Stock of the Registrant.

(3) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Preferred Stock or the Equity Stock or exercise of Warrants registered hereby.

(4) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock, and Depositary Shares representing a fractional interest in a share of Preferred Stock, as may be sold, from time to time, by the Registrant. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Preferred Stock will be issued to a Depositary under a Deposit Agreement. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby.

(5) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Equity Stock, and Depositary Shares representing a fractional interest in a share of Equity Stock, as may be sold, from time to time, by the Registrant. In the event the Registrant elects to offer to the public fractional interests in shares of the Equity Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Equity Stock will be issued to a Depository under a Deposit Agreement. There is also being registered hereunder an indeterminate number of shares of Equity Stock as shall be issuable upon exercise of Warrants registered hereby.

(6) Subject to Footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Common Stock, Preferred Stock or Equity Stock, as the case may be, registered pursuant to this Registration Statement.

(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE
SECURITIES   IN  ANY  STATE   WHERE   THE  OFFER  OR  SALE  IS  NOT   PERMITTED.

Subject to Completion, dated September 14, 2001

Prospectus

$800,000,000

Public Storage, Inc.




     By this prospectus, we may offer-

          Common Stock
          Preferred Stock
          Equity Stock
          Depositary Shares
          Warrants


                                                           We will provide the
                                                           specific terms of
                                                           these securities in
                                                           supplements to this
                                                           prospectus. You
                                                           should read this
                                                           prospectus and the
                                                           supplements carefully
                                                           before you invest.







         PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER BEFORE YOU INVEST.


         Our common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the symbol "PSA."





Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.





This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.


                               _____________, 2001

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.





                                TABLE OF CONTENTS
                                                                                                             Page
Risk Factors
    The Hughes family could control us....................................................................      1
    Provisions in our organizational documents may prevent changes in control.............................      1
    We would incur adverse tax consequences if we fail to qualify as a REIT...............................      1
    We may pay some taxes.................................................................................      1
    We would incur a corporate level tax if we sell certain assets........................................      1
    We and our shareholders are subject to financing risks................................................      1
         Debt increases risk of loss......................................................................      1
         Issuing additional shares reduces the interest of existing shareholders..........................      1
    Since our business consists primarily of acquiring and operating real estate, we are subject to real
      Estate operating risks..............................................................................      2
         Value of our investments may be reduced by general risks of real estate ownership................      2
         There is significant competition among self-storage facilities...................................      2
         We may incur significant environmental costs and liabilities.....................................      2
    The Hughes family receives the benefit of tenant reinsurance premiums.................................      3
    We have no interest in Canadian self-storage facilities owned by the Hughes family....................      3
    The Hughes family has an interest in our merchandise operations.......................................      3
    Our portable self-storage business has incurred operating losses......................................      3
About This Prospectus.....................................................................................      3
Where You Can Find More Information.......................................................................      4
Forward-Looking Statements................................................................................      5
The Company...............................................................................................      5
Use of Proceeds...........................................................................................      5
Ratio of Earnings to Fixed Charges........................................................................      6
Description of Common Stock and Class B Common Stock......................................................      6
    Common Stock..........................................................................................      6
    Ownership Limitations.................................................................................      6
    Class B Common Stock..................................................................................      8
Description of Preferred Stock............................................................................      8
    Outstanding Preferred Stock...........................................................................      9
    Ownership Limitations.................................................................................      9
    Future Series of Preferred Stock......................................................................      9
Description of Equity Stock...............................................................................     13
    Ownership Limitations.................................................................................     13
    Terms of Equity Stock.................................................................................     13
Description of the Depositary Shares......................................................................     15
    Dividends.............................................................................................     15
    Liquidation Rights....................................................................................     16
    Redemption............................................................................................     16
    Conversion............................................................................................     16
    Voting ...............................................................................................     16
    Withdrawal of Preferred Stock or Equity Stock.........................................................     16
    Amendment and Termination of Deposit Agreement........................................................     17
    Charges of Depositary.................................................................................     17


                         TABLE OF CONTENTS--(Continued)
                                                                                                             Page
    Miscellaneous.........................................................................................     17
    Resignation and Removal of Depositary.................................................................     17
    Federal Income Tax Considerations.....................................................................     18
Description of Warrants...................................................................................     18
Federal Income Tax Consequences...........................................................................     19
    Taxation of Public Storage as a REIT..................................................................     19
    Taxation of U.S. Shareholders.........................................................................     27
    Taxation of-Tax Exempt Shareholders...................................................................     28
    US Taxation of Non-U.S. Shareholders..................................................................     29
    Information Reporting and Backup Withholding Tax Applicable to Shareholders...........................     31
Plan of Distribution......................................................................................     32
Legal Opinions............................................................................................     33
Experts...................................................................................................     33


                                  RISK FACTORS

         Before investing in our securities, you should consider the following risks and detriments:

THE HUGHES FAMILY COULD CONTROL US.

         The Hughes family owns approximately 33.7% of our outstanding shares of common stock (approximately 37.5% upon conversion of our class B common stock). Consequently, the Hughes family could control matters submitted to a vote of our shareholders, including electing directors, amending our organizational documents, dissolving and approving other extraordinary transactions, such as a takeover attempt.

PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS MAY PREVENT CHANGES IN CONTROL.

         Restrictions in our organizational documents may further limit changes in control. Unless our board of directors waives these limitations, no shareholder may own more than (1) 2.0% of the outstanding shares of our common stock or (2) 9.9% of the outstanding shares of each class or series of our preferred or equity stock. Our organizational documents in effect provide, however, that the Hughes family may continue to own the shares of our common stock held by them at the time of a 1995 reorganization. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize our ability to qualify as a real estate investment trust or REIT. These limitations, however, also make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of our public shareholders. These provisions will prevent future takeover attempts not approved by our board of directors even if a majority of our public shareholders deem it to be in their best interests because they would receive a premium for their shares over the shares' then market value or for other reasons. See "Description of Common Stock and Class B Common Stock--Ownership Limitations."

WE WOULD INCUR ADVERSE TAX CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT.

         You will be subject to the risk that we may not qualify as a REIT. As a REIT, we must distribute at least 90% of our REIT taxable income to our shareholders, which include not only holders of our common stock and equity stock but also holders of our preferred stock. Failure to pay full dividends on the preferred stock would prevent us from paying dividends on our common stock and could jeopardize our qualification as a REIT. See "Federal Income Tax Consequences--Taxation of Public Storage as a REIT."

         For any taxable year that we fail to qualify as a REIT and the relief provisions do not apply, we would be taxed at the regular corporate rates on all of our taxable income, whether or not we make any distributions to our shareholders. Those taxes would reduce the amount of cash available for distribution to our shareholders or for reinvestment. As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon us and our shareholders. Furthermore, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which we fail to qualify.

WE MAY PAY SOME TAXES.

         Even if we qualify as a REIT for federal income tax purposes, we are required to pay some federal, state and local taxes on our income and property. Several corporate subsidiaries of Public Storage have elected to be treated as "taxable REIT subsidiaries" of Public Storage for federal income tax purposes since January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation and is limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties. To the extent that Public Storage or any taxable REIT subsidiary is require to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

WE WOULD INCUR A CORPORATE LEVEL TAX IF WE SELL CERTAIN ASSETS.

         We will generally be subject to a corporate level tax on any net built-in gain if before November 2005 we sell any of the assets we acquired in a November 1995 reorganization.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO FINANCING RISKS.

         DEBT INCREASES RISK OF LOSS. In making real estate investments, we may borrow money, which increases the risk of loss. At June 30, 2001, our debt of $149.8 million was approximately 3.3% of our total assets.

         ISSUING ADDITIONAL SHARES REDUCES THE INTEREST OF EXISTING SHAREHOLDERS. Issuing additional securities can dilute the interest of our shareholders in our company. We intend to issue additional securities under this registration statement. See "Description of Common Stock and Class B Common Stock", "Description of Preferred Stock" and "Description of Equity Stock," for a discussion of the terms of the preferred stock, common stock and equity stock.

         If we liquidated, holders of our preferred stock and of preferred units in one of our operating partnerships would be entitled to receive, before any distribution of assets to holders of our common stock, liquidating distributions (a total of approximately $1.7 billion with respect to preferred stock and preferred units outstanding at June 30, 2001), plus any accrued and unpaid distributions. Holders of preferred stock and preferred units are entitled to receive, when declared by our board of directors, cash distributions (a total of approximately $149.0 million per year with respect to preferred stock and preferred units outstanding at June 30, 2001), in preference to holders of our common stock.

SINCE OUR BUSINESS CONSISTS PRIMARILY OF ACQUIRING AND OPERATING REAL ESTATE, WE ARE SUBJECT TO REAL ESTATE OPERATING RISKS.

         VALUE OF OUR INVESTMENTS MAY BE REDUCED BY GENERAL RISKS OF REAL ESTATE OWNERSHIP. Since we derive substantially all of our income from real estate operations, we are subject to the general risks of owning real estate-related assets, including:

     *   lack of demand for rental spaces or units in a locale;

     *   changes in general economic or local conditions;

     * changes in supply of or demand for similar or competing facilities in an area;

     *   the impact of environmental protection laws;

     * changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive; and

     *   changes in tax, real estate and zoning laws.

         THERE IS SIGNIFICANT COMPETITION AMONG SELF-STORAGE FACILITIES. Most of our properties are self-storage facilities, which represented 91% of our total revenues generated during 2000. Competition in the market areas in which many of our properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of some of our properties. Any increase in availability of funds for investment in real estate may accelerate competition. Recent increases in development of self-storage facilities are expected to further intensify competition among operators of self-storage facilities in certain market areas in which we operate.

         WE MAY INCUR SIGNIFICANT ENVIRONMENTAL COSTS AND LIABILITIES. As an owner and operator of real properties, under various federal, state and local environmental laws, we are required to clean up spills or other releases of hazardous or toxic substances on or from our properties. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may not be limited to the value of the property. The presence of these substances, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

         We have conducted preliminary environmental assessments of most of our properties (and intend to conduct these assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, our properties. These assessments generally consist of an investigation of environmental conditions at the property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these property assessments, our operations and recent property acquisitions, we have become aware that prior operations or activities at some facilities or from nearby locations have or may have resulted in contamination to the soil or groundwater at these facilities. In this regard, some of our facilities are or may be the subject of federal or state environmental investigations or remedial actions. We have obtained, with respect to recent acquisitions and intend to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that we believe are sufficient to cover any related potential liabilities. Although we cannot provide any assurance, based on the preliminary environmental assessments, we believe we have funds available to cover any liability from environmental contamination or potential contamination and we are not aware of any environmental contamination of our facilities material to our overall business, financial condition or results of operation.

THE HUGHES FAMILY RECEIVES THE BENEFIT OF TENANT REINSURANCE PREMIUMS.

         A corporation owned by the Hughes family reinsures policies insuring against losses to goods stored by tenants in our self-storage facilities. We believe that the availability of insurance reduces our potential liability to tenants for losses to their goods from theft or destruction. That corporation receives the premiums and bears the risks associated with the reinsurance. We have an agreement to acquire that corporation on December 31, 2001. The agreement is subject to certain conditions and there can be no assurance that the acquisition will be completed.

WE HAVE NO INTEREST IN CANADIAN SELF-STORAGE FACILITIES OWNED BY THE HUGHES FAMILY.

         The Hughes family owns and operates self-storage facilities in Canada. We have a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes family or the corporation agree to sell them. However, we have no interest in the operations of that corporation and no right to acquire that stock or assets unless the Hughes family decides to sell.

THE HUGHES FAMILY HAS AN INTEREST IN OUR MERCHANDISE OPERATIONS.

         At almost all of our self-storage facilities, a related corporation (PS Orangeco, Inc.) offers for sale to the general public, including tenants of self-storage facilities, a variety of items such as locks and boxes to assist in the moving and storage of goods. Because the revenues received from the sale of these items would be nonqualifying income under the REIT tax rules, we own the nonvoting preferred stock of that corporation (representing 95% of the equity). The Hughes family owns the voting common stock of that corporation (representing 5% of the equity).

OUR PORTABLE SELF-STORAGE BUSINESS HAS INCURRED OPERATING LOSSES.

         Public Storage Pickup & Delivery was organized in 1996 to operate a portable self-storage business. We own substantially all of the economic interest of Pickup & Delivery. Since Pickup & Delivery will operate profitably only if it can succeed in the relatively new field of portable self-storage, we cannot provide any assurance as to its profitability. Pickup & Delivery incurred operating losses of $7,396,000 in 1999, $5,135,000 in 2000 and $1,538,000 for
the first six months of 2001. See "Federal Income Tax Consequences--Taxation of Public Storage as a REIT" concerning the treatment of income from and investment in Pickup & Delivery for purposes of the REIT income and asset tests.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell from time to time up to $800,000,000 of our common stock, preferred stock, equity stock, depositary shares and warrants, in any combination. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described in this prospectus, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information," before purchasing any securities.

         Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and similar references mean Public Storage, Inc. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the Commission at 1-800-SEC-0330 for further information on the Commission's public reference facilities. The
Commission also maintains a computer site on the World Wide Web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the Commission. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

         This prospectus is a part of a registration statement on Form S-3 filed with the Commission to register offers and sales of the securities described in this prospectus under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the Commission as indicated above or from us.

         The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

         We  incorporate   into  this  prospectus  by  reference  the  following
documents filed by us with the Commission, each of which should be considered an important part of this prospectus:


                   SEC Filing (File No. 1-8389)                                   Period Covered or Date of Filing
------------------------------------------------------------------ ----------------------------------------------------------
Annual Report on Form 10-K......................................                   Year ended December 31, 2000
Quarterly Report on Form 10-Q...................................         Quarters ended March 31, 2001 and June 30, 2001
Current Reports on Form 8-K.....................................   Dated January 16, 2001, April 5, 2001 and September 4, 2001
Description of our common stock contained in Registration
  Statement on Form 8-A,as supplemented by the description
  of our common stock contained in this prospectus..............                     Effective June 30, 1981
All subsequent documents filed by us under Sections 13(a),                 After the date of this prospectus and before the
  13(c), 14 or 15(d) of the Exchange Act of 1934................                   termination of the offering


         You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                  Investor Services Department
                  Public Storage, Inc.
                  701 Western Avenue
                  Glendale, California 91201-2397
                  Telephone:   (800) 807-3055
                               (800) 421-2856
                               (818) 244-8080
                  Facsimile:  (818) 241-0627

         Exhibits  to  a  document   will  not  be  provided   unless  they  are
specifically incorporated by reference in that document.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes or incorporates by reference forward-looking statements, including those identified by the words "expects," "believes," "anticipates," "should," "estimates," "may," "will," "seeks," "intends," "plans," "pro forma," or the negative of these words and phrases or similar expressions that convey the uncertainty of future events or outcomes. Discussions of strategy, plans or intentions also include forward-looking statements. Forward-looking statements are subject to risks and uncertainties and you should not rely on them as predictions of future events. In addition to the factors described in this prospectus under "Risk Factors," some of these factors include:

     * the impact of competition from new and existing self-storage and commercial facilities which could impact rents and occupancy levels at our facilities;

     * our ability to evaluate, finance and integrate acquired and developed properties into our existing operations;

     * our ability to effectively compete in the markets in which we do business;

     * the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts;

     *   profitability of the Pickup and Delivery business;

     * the impact of general economic conditions upon rental rates and occupancy levels at our facilities; and

     *   the availability of permanent capital at attractive rates.

         These factors, as well as changes in the real estate markets and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur and actual results could be substantially different than expected.

                                   THE COMPANY

         We are a fully integrated, self-administered and self-managed real estate investment trust or REIT that acquires, develops, owns and operates self-storage facilities which offer self-storage spaces for lease for personal and business use. We are the largest owner and operator of self-storage facilities in the United States with equity interests (through direct ownership, as well as general and limited partnership interests), as of June 30, 2001, in 1,376 storage facilities located in 37 states. We also own an interest in PS Business Parks, Inc., a REIT that, as of June 30, 2001, had equity interests in 152 commercial properties located in nine states.

         We elected to be taxed as a REIT beginning with our 1981 taxable year. So long as we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute currently to our shareholders. We were incorporated in California in 1980. Our principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2397. Our telephone number is (818) 244-8080.

                                 USE OF PROCEEDS

         We intend to use the net proceeds from the sale of the securities described in this prospectus to make investments in self-storage facilities, including development, interests in partnerships and mortgage loans and for general corporate purposes, including repayment of debt and the redemption of outstanding securities. Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         We compute our ratio of earnings to combined fixed charges and preferred distributions by dividing our earnings by the sum of our fixed charges and preferred stock and preferred unit distributions. Earnings consists of net income before minority interest in income, plus fixed charges (other than preferred stock dividends) less the portion of minority interest in income which does not contribute to fixed charges.

                                                             For the Six
                                                             Months Ended
                                                               June 30,            For the Year Ended December 31,
                                                             ------------     ---------------------------------------
                                                             2001    2000     2000     1999     1998    1997     1996
                                                             ----    ----     ----     ----     ----    ----     ----

Ratio of earnings to combined fixed charges and Preferred
  distributions.........................................     2.21    2.44     2.38     2.78     2.73    1.91     2.07


              DESCRIPTION OF COMMON STOCK AND CLASS B COMMON STOCK

         We are authorized to issue up to 200,000,000 shares of common stock and up to 7,000,000 shares of class B common stock. At June 30, 2001, we had outstanding 113,261,141 shares of common stock (excluding shares issuable upon conversion of convertible securities and shares subject to options) and 7,000,000 shares of class B common stock.

COMMON STOCK

         The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of preferred stock or equity stock or upon the exercise of warrants. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

         Holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for distribution. If we fail to pay dividends on our outstanding preferred stock, generally we may not pay dividends on our common stock or repurchase those shares. If we liquidate, dissolve or wind up our affairs, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. Holders of our common stock have no preemptive rights, which means they have no right to acquire any additional shares of common stock that we may issue at a later date. See "Description of Preferred Stock."

         The holders of our common stock are entitled to cast one vote for each share on all matters presented to our holders for a vote, with the exception that they have cumulative voting rights with respect to the election of our board of directors, in accordance with California law. Cumulative voting means that each holder of our common stock is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A holder of our common stock may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses. The outstanding shares of our common stock are, and additional shares of common stock will be, when issued, fully paid and nonassessable.

         The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock or our equity stock which are outstanding or which we may designate and issue in the future. See "Description of Preferred Stock" and "Description of Equity Stock."

OWNERSHIP LIMITATIONS

         To qualify as a REIT under the Internal Revenue Code of 1986, as amended, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In order to maintain our qualification as a REIT, our organizational documents restrict the number of shares of capital stock that any shareholder may own.

         In a series of transactions among Public Storage Management, Inc. and its affiliates (collectively, "Public Storage Management"), culminating in the November 16, 1995 merger of Public Storage Management into Storage Equities, Inc., Storage Equities became self-administered and self-managed, acquired substantially all of Public Storage Management's United States real estate interests and was renamed "Public Storage, Inc."

         Our articles of incorporation and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (A) 2.0% of the outstanding shares of our common stock and (B) 9.9% of the outstanding shares of each class or series of shares of our preferred stock or equity stock and that all shares of stock be imprinted with a legend setting forth that restriction. Our articles of incorporation provide, however, that no person will be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that those shares of stock were beneficially owned by the person (including the Hughes family) after the merger with Public Storage Management. Thus, this limitation does not affect the ownership of common stock held by the Hughes family at the time of the merger. The ownership limitation is intended to preserve our REIT status in view of the Hughes family's substantial ownership interest in us. We cannot provide any assurance, however, that this ownership limit will enable us to satisfy the requirement that a REIT not be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code for any given taxable year.

         Our articles of incorporation and bylaws provide that our board of directors, in its sole and absolute discretion, may grant exceptions to the ownership limits, so long as (A) our board has determined that we would not be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the event in question takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by an excepted person of beneficial ownership of the maximum amount of capital stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other persons of stock (taking into account any other exceptions granted) and (B) the excepted persons provide to our board the representations and undertakings as our board may require. In any case, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of capital stock if the ownership or acquisition (1) would cause more than 50% in value of our outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds),
(2) would result in our stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (3) would otherwise result in our failing to qualify as a REIT.

         Our articles of incorporation and bylaws generally provide that if any holder of capital stock purports to transfer shares to a person or there is a change in our capital structure, and either the transfer or the change in capital structure would result in our failing to qualify as a REIT, or the transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the shares causing the violation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of those shares will have no right to receive dividends or other distributions with respect to them and will have no right to vote the shares. Any dividends or other distributions paid to the purported transferee prior to our discovery that the shares have been transferred to a trust will be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee will designate a transferee of those shares so long as the shares would not violate the restrictions on ownership or transfer in our articles of incorporation in the hands of the designated transferee. Upon the sale of the shares, the purported transferee will receive out of any proceeds remaining after payment of expenses of the charitable trust and us the lesser of (A)(1) the price per share the purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (2) if the transfer or other event that resulted in the transfer of the shares to the trust was not a transaction in which the purported transferee gave full value for the shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Each purported transferee will be deemed to have waived any claims the purported transferee may have against the trustee and us arising from the disposition of the shares, except for claims arising from the trustee's or our gross negligence, willful misconduct, or failure to make payments when required by our articles of incorporation.

         In addition, our bylaws provide our board of directors with the power to prevent the transfer of shares of capital stock or to redeem shares of capital stock if the board of directors determines in good faith that the action is necessary to preserve our status as a REIT.

CLASS B COMMON STOCK

         Our class B common stock:

     (1) Participates in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on our common stock, provided that cumulative distributions of at least $.22 per quarter (beginning with the 4th quarter of 1995) per share have been paid on our common stock;

     (2) Does not participate in liquidating distributions;

     (3) Is not entitled to vote (except as expressly required by California law); and

     (4) Will automatically convert into our common stock, on a share for share basis, upon the later to occur of (A) funds from operations per common share aggregating $3.00 during any period of four consecutive calendar quarters and (B) January 1, 2003.

         For these purposes:

     (1) Funds from operations means net income (loss) (computed in accordance with GAAP) before (A) gain (loss) on early extinguishment of debt, (B) minority interest in income and (C) gain (loss) on disposition of real estate, adjusted as follows: (1) plus depreciation and amortization (including our pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the 1995 merger (including property management agreements and goodwill)), and (2) less funds from operations attributable to minority interest. Funds from operations is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. This definition does not specifically address the treatment of minority interest in the determination of funds from operations or the treatment of the amortization of property management agreements and goodwill. In our case, funds from operations represents amounts attributable to shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. Funds from operations does not take into consideration scheduled principal payments on debt, capital improvements, distributions and our other obligations. Accordingly, funds from operations is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or ability to pay distributions.

     (2) Funds from operations per common share means funds from operations less dividends on our preferred stock and on our equity stock, series A divided by the outstanding weighted average shares of our common stock assuming conversion of all outstanding convertible securities and our class B common stock.

                         DESCRIPTION OF PREFERRED STOCK

         We are authorized to issue up to 50,000,000 shares of preferred stock. At June 30, 2001, we had outstanding 11,148,000 shares of preferred stock (of which 42,000 shares were represented by 42,000,000 depositary shares) and had reserved for issuance an additional 14,600 shares of preferred stock. Our articles of incorporation provide that the preferred stock may be issued from time to time in one or more series and give our board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock. Holders of preferred stock have no preemptive rights. The preferred stock will be, when issued, fully paid and nonassessable.

         Although the issuance of preferred stock with special voting rights (or common stock) could be used to deter attempts to obtain control of us in transactions not approved by our board of directors, we have no present intention to issue stock for that purpose.

OUTSTANDING PREFERRED STOCK

         At June 30, 2001, we had outstanding 14 series of preferred stock and had reserved for issuance, upon conversion of preferred units in one of our operating partnerships, an additional three series. Each series (1) has a stated value of $25.00 per share or depositary share, (2) in preference to the holders of shares of our common stock and any other capital stock ranking junior to our preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8% to 10% per year in the case of 13 series of our fixed rate preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of our adjustable rate preferred stock) and (3) is subject to redemption, in whole or in part, at our option at a cash redemption price of $25.00 per share or depositary share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of our adjustable rate preferred stock and on or after various dates between December 31, 2000 and January 19, 2006 in the case of the series of our fixed rate preferred stock).

         If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any assets are distributed to holders of our common stock or any other shares of capital stock ranking junior to the preferred stock, liquidating distributions equal to $25 per share or depositary share, plus all accrued and unpaid dividends.

         Except as expressly required by law and in certain other limited circumstances, holders of the preferred stock are not entitled to vote. Our board of directors will not, without the consent of holders of at least 66 2/3% of the outstanding shares of the preferred stock, voting as a single class, authorize another class of shares senior to the preferred stock.

OWNERSHIP LIMITATIONS

         For a discussion of the ownership limitations that apply to preferred stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

FUTURE SERIES OF PREFERRED STOCK

         Below is a description of some general terms and provisions of our preferred stock which may be specified in a prospectus supplement. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable form of certificate of determination) and bylaws.

         You should read the prospectus supplement relating to the preferred stock being offered for specific terms, including:

     (1) the title and stated value of the preferred stock;

     (2) the number of shares of the preferred stock being offered, the liquidation preference per share and the offering price of the preferred stock;

     (3) the dividend rate, period and payment date or method of calculation applicable to the preferred stock;

     (4) the date from which dividends on the preferred stock accumulates, if applicable;

     (5) the provision for a sinking fund, if any, for the preferred stock;

     (6) the provision for redemption, if applicable, of the preferred stock;

     (7) any listing of the preferred stock on any securities exchange;

     (8) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation);

     (9) the voting rights, if any, of the preferred stock;

     (10)any  other  specific  terms,   preferences,   rights,   limitations  or
         restrictions of the preferred stock;

     (11)the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     (12)any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

         RANKING. The ranking of the preferred stock will be set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, rank:

     (1) senior to the common stock, any additional class of common stock, existing and future equity stock and any series of preferred stock junior to the preferred stock;

     (2) on a parity with all preferred stock previously issued by us the terms of which specifically provide that the preferred stock rank on a parity with the preferred stock being offered; and

     (3) junior to all preferred stock previously issued by us the terms of which specifically provide that the preferred stock rank senior to the preferred stock being offered.

         DIVIDENDS. Holders of shares of the preferred stock of each series being offered will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors.

         Dividends on any series of the preferred stock being offered may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, the holders of the series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on that series are declared payable on any future dividend payment date.

         No dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) will be declared or paid or set aside for payment (nor will any other distribution be declared or made upon our common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation), nor will any common stock or any other of our capital stock ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of the stock) by us (except by conversion into or exchange for our other capital stock ranking junior to the preferred stock of the series as to dividends and upon liquidation) unless:

     (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for all past dividend periods and the then current dividend period; and

     (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum set apart for payment for the then current dividend period.

         Any dividend payment made on shares of a series of cumulative preferred stock being offered will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

         REDEMPTION. The shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the prospectus supplement relating to the series.

         The prospectus supplement relating to a series of preferred stock being offered that is subject to mandatory redemption will specify the number of shares of that series that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if shares of that series do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

         Notwithstanding the foregoing, no shares of any series of preferred stock being offered will be redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that series (except by conversion into or exchange for capital stock of us ranking junior to the preferred stock of that series as to dividends and upon liquidation) unless all outstanding shares of preferred stock of that series are simultaneously redeemed unless, in each case:

     (1) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series will have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for all past dividend periods and the then current dividend period is set apart; and

     (2) if that series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for payment for the then current dividend period is set apart; provided, however, that we may acquire shares of preferred stock of the series under a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of the series.

         If fewer than all of the outstanding shares of preferred stock of any series being offered are to be redeemed, the number of shares to be redeemed will be determined by us and these shares may be redeemed pro rata from the holders of record of these shares in proportion to the number of these shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:

     (1) the redemption date;

     (2) the number of shares and series of the preferred stock to be redeemed;

     (3) the redemption price;

     (4) the place or places where certificates for that preferred stock are to be surrendered for payment of the redemption price;

     (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

     (6) the date upon which the holder's conversion rights, if any, as to the shares terminate.

         If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder will also specify the number of shares of preferred stock to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of shares of preferred stock, our board of directors may fix a record date for the determination of shares of preferred stock to be redeemed. The record date may not be not less than 30 or more than 60 days before the date fixed for redemption.

         If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all dividends on the preferred stock called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our preferred stock, except the right to receive the redemption price (but without interest), will cease.

         Subject to applicable law and the limitation on purchases when dividends on preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of preferred stock in the open market, by tender or by private agreement.

         LIQUIDATION PREFERENCE. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all accrued and unpaid dividends (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon the voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

         VOTING RIGHTS. Holders of the preferred stock being offered will not have any voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable prospectus supplement.

         If six quarterly dividends payable on any series of preferred stock are in default (whether or not declared or consecutive), the holders of all the series of preferred stock, voting as a single class with all other series of preferred stock upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional directors until all dividends in default have been paid or declared and set apart for payment.

         The right to vote separately to elect directors will, when vested, be subject, always, to the same provisions for vesting of the right to elect directors separately in the case of future dividend defaults. At any time when the right to elect directors separately has vested, we may, and upon the written request of the holders of record of not less than 20% of our total number of preferred shares then outstanding will, call a special meeting of shareholders for the election of directors. In the case of the written request, a special meeting will be held within 90 days after the delivery of the request and, in either case, at the place and upon the notice provided by law and in the bylaws. However, we will not be required to call a special meeting if the request is received less than 120 days before the date fixed for the next annual meeting of shareholders, and the holders of all classes of outstanding preferred stock are offered the opportunity to elect the directors (or fill any vacancy) at the annual meeting of shareholders. Directors so elected will serve until the next annual meeting of shareholders or until their respective successors are elected and qualify. If, before the end of the term of any director so elected, a vacancy in the office of the director occurs, during the continuance of a default by reason of death, resignation, or disability, the vacancy will be filled for the unexpired term of the former director by the appointment of a new director by the remaining director or directors so elected.

         The affirmative vote or consent of the holders of at least a majority of the outstanding shares of each series of preferred stock will be required to amend or repeal any provision of, or add any provision to, our articles of incorporation, including the certificate of determination, if this action would materially and adversely alter or change the rights, preferences or privileges of the series of preferred stock.

         No consent or approval of the holders of any series of preferred stock being offered will be required for the issuance from our authorized but unissued preferred stock of other shares of any series of preferred stock ranking on a parity with or junior to that series of preferred stock, or senior to a series of preferred stock expressly made junior to that series of preferred stock as to payment of dividends and distribution of assets, including other shares of the same series of preferred stock.

         These voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding shares of the series of preferred stock had been redeemed or called for redemption upon proper notice and sufficient funds had been deposited in trust to effect the redemption.

         CONVERSION RIGHTS. The terms and conditions, if any, upon which shares of any series of preferred stock being offered are convertible into common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion if we redeem the preferred stock.

                           DESCRIPTION OF EQUITY STOCK

         We are authorized to issue up to 200,000,000 shares of equity stock. At June 30, 2001, we had outstanding 4,523,220.338 shares of equity stock (of which 8,676.102 shares were represented by 8,676,102 depositary shares) which rank on a parity with our common stock. Our articles of incorporation provide that the equity stock may be issued from time to time in one or more series and give our board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

         The issuance of equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of us in transactions not approved by our board of directors. We have no intention to issue the equity stock for these purposes.

OWNERSHIP LIMITATIONS

         For a discussion of the ownership limitations that apply to equity stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

TERMS OF EQUITY STOCK

         Below is a description of some general terms and provisions of our equity stock which may be specified in a prospectus supplement. The statements below describing the equity stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable form of certificate of determination) and bylaws.

         You should read the prospectus supplement relating to the equity stock being offered for specific terms, including:

     (1) the designation of that equity stock;

     (2) the number of shares of that equity stock offered, the liquidation rights and the offering price of that equity stock;

     (3) the dividend rate, period and payment date or method of calculation applicable to that equity stock;

     (4) the provision for redemption, if applicable, of that equity stock;

     (5) any listing of that equity stock on any securities exchange;

     (6) the terms and conditions, if applicable, upon which that equity stock will be convertible into common stock, including the conversion price (or manner of calculation);

     (7) the voting rights, if any, of that equity stock;

     (8) any other specific terms, rights, limitations or restrictions of that equity stock; and

     (9) the relative ranking of that equity stock as to dividend rights and rights if we liquidate, dissolve or wind-up our affairs.

         RANKING. Unless otherwise specified in the applicable prospectus supplement, equity stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, rank on a parity with the common stock.

         DIVIDENDS. Holders of shares of the equity stock of each series being offered will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. Unless otherwise specified in the applicable prospectus supplement, dividends on equity stock will be non-cumulative.

         REDEMPTION. The shares of equity stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case to the extent set forth in the applicable prospectus supplement.

         The prospectus supplement relating to a series of equity stock being offered that is subject to mandatory redemption will specify the number of shares of that series that we must redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends (which will not, if that series does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

         If fewer than all of the outstanding shares of equity stock of any series offered are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of equity stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:

     (1) the redemption date;

     (2) the number of shares and series of the equity stock to be redeemed;

     (3) the redemption price;

     (4) the place or places where certificates for shares of that series are to be surrendered for payment of the redemption price;

     (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

     (6) the date upon which the holder's conversion rights, if any, as to those shares terminates.

         If fewer than all the shares of equity stock of any series are to be redeemed, the notice mailed to each holder will also specify the number of shares of equity stock to be redeemed from the holder and, upon redemption, a new certificate will be issued representing the unredeemed shares without cost to the holder. To facilitate the redemption of shares of equity stock, our board of directors may fix a record date for the determination of shares of equity stock to be redeemed. The record date may not be less than 30 or more than 60 days before the date fixed for redemption.

         If notice has been given as provided above, unless we default in providing funds for the payment of the redemption price on that date, then from and after the redemption date all dividends on the equity stock called for redemption will cease. From and after the redemption date, unless we default, all rights of the holders of our equity stock, except the right to receive the redemption price (but without interest), will cease.

         LIQUIDATION RIGHTS. If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before we make any distribution or payment to the holders of the equity stock or any other class or series of our capital stock ranking junior to any series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all accrued and unpaid dividends (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

         If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, including the equity stock, according to their respective rights and in each case according to their respective number of shares. For these purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up.

         Unless otherwise specified in the applicable prospectus supplement, if we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the equity stock will rank on a parity with the holders of the common stock, subject to any maximum or minimum distribution to holders of equity stock specified in the applicable prospectus supplement.

         VOTING RIGHTS. Unless otherwise specified in the applicable prospectus supplement, holders of the equity stock will vote with holders of the common stock.

         No consent or approval of the holders of any series of equity stock will be required for the issuance from our authorized but unissued equity stock of other shares of any series of equity stock including shares of the same series of equity stock.

         CONVERSION RIGHTS. The terms and conditions, if any, upon which shares of any series of equity stock being offered are convertible into common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the equity stock is convertible, the conversion price (or manner of calculation), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the equity stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the series of equity stock.

                      DESCRIPTION OF THE DEPOSITARY SHARES

         We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a share of preferred stock or equity stock of a specified series as described in the applicable prospectus supplement. The shares of preferred stock or equity stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us. Depositary receipts, which are certificates evidencing depositary shares, will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

         The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our articles of incorporation and the form of certificate of determination for the applicable series of preferred stock or equity stock.

DIVIDENDS

         The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock or equity stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock or equity stock. The depositary, however, will distribute only an amount as can be distributed without attributing to any depositary share a fraction of one cent with any undistributed balance added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, in proportion, as nearly as may be practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make the distribution. If this occurs, the depositary may (with our approval) sell the property and distribute the net proceeds from that sale to those holders or adopt another method of distribution as it deems equitable and appropriate.

LIQUIDATION RIGHTS

         If we liquidate, dissolve or wind up our affairs, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred stock or equity stock, as set forth in the prospectus supplement.

REDEMPTION

         If a series of preferred stock or equity stock represented by that series of depositary shares is redeemable, those depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock or equity stock held by the depositary. Whenever we redeem any preferred stock or equity stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock or equity stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock or equity stock and the depositary shares to the record holders of the depositary receipts.

CONVERSION

         If the series of preferred stock or equity stock represented by the applicable series of depositary shares is convertible into a different class of our securities, the depositary shares will be also be convertible on the terms described in the applicable prospectus supplement.

VOTING

         Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock or equity stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts as of the record date for that meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or equity stock represented by that record holder's depositary shares. The depositary will then try, as far as practicable, to vote the preferred stock or equity stock represented by such depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any of the preferred stock or equity stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK OR EQUITY STOCK

         Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the holder of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock or equity stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock or equity stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock or equity stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock or equity stock will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts evidencing depositary shares.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares of any series and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares of any series will not be effective unless that amendment has been approved by the holders of at least a majority of the depositary shares of that series then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing those depositary shares with instructions to the depositary to deliver to the holder the preferred stock or equity stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by the depositary or us only if:

     (1) all outstanding depositary shares have been redeemed or

     (2) there has been a final distribution in respect of the preferred stock or equity stock in connection with our liquidation, dissolution or winding up and the distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or equity stock and the initial issuance of the depositary shares, and redemption of the preferred stock or equity stock and all withdrawals of preferred stock or equity stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and those other charges as are provided in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

MISCELLANEOUS

         The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock or equity stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock or equity stock.

         Neither the depositary nor we assume any obligation or liability under the deposit agreement to holders of depositary receipts other than for its or our negligence or willful misconduct. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of the depositary's duties under the deposit agreement. Neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give the information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSIDERATIONS

         Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock or equity stock represented by those depositary shares. Accordingly, the owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock or equity stock. In addition:

     (1) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock or equity stock in exchange for depositary shares;

     (2) the tax basis of each share of preferred stock or equity stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares being exchanged; and

     (3) the holding period for preferred stock or equity stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned those depositary shares.

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                             DESCRIPTION OF WARRANTS

         We have no warrants outstanding (other than options issued under our stock option plan). We may issue warrants for the purchase of common stock, preferred stock or equity stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the applicable prospectus supplement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants being offered. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     (1) the title of those warrants;

     (2) the aggregate number of those warrants;

     (3) the price or prices at which those warrants will be issued;

     (4) the designation, number and terms of the shares of common stock, preferred stock or equity stock purchasable upon exercise of those warrants;

     (5) the designation and terms of the other securities, if any, with which those warrants are issued and the number of those warrants issued with each security;

     (6) the date, if any, on and after which those warrants and the related common stock, preferred stock or equity stock, if any, will be separately transferable;

     (7) the price at which each share of common stock, preferred stock or equity stock purchasable upon exercise of those warrants may be purchased;

     (8) the date on which the right to exercise those warrants will commence and the date on which that right expires;

     (9) the minimum or maximum amount of those warrants which may be exercised at any one time; and

     (10)any other terms of those warrants, including terms, procedures and limitations relating to the exchange and exercise of those warrants.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion describes the material federal income tax consequences relating to the taxation of Public Storage as a REIT and the acquisition, ownership and disposition of our common shares. If we offer securities other than common stock, information about any additional income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered.

         Because this summary only addresses the federal income tax consequences that generally apply to all holders that acquire, own or dispose of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

     (1) The tax consequences to you may vary depending on your particular tax situation;

     (2) Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

     (3) This   summary   does  not   address   state,   local  or  foreign  tax
         considerations;

     (4) This summary deals only with Public Storage common shareholders that hold common shares as "capital assets," within the meaning of Section 1221 of the Internal Revenue Code; and

     (5) This discussion is not intended to be, and should not be construed as, tax advice.

         You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of acquiring, owning and disposing of Public Storage common shares in your individual tax situation, including any state, local or foreign tax consequences.

         The information in this section is based on the current Internal Revenue Code, current, temporary and proposed treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as reflected in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Except as described under "--Taxation of Public Storage as a REIT--Income Tests Applicable to REITs," Public Storage has not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

TAXATION OF PUBLIC STORAGE AS A REIT

         GENERAL. We elected to be taxed as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 1981. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification.

         We believe that we have been organized and operated, and we intend to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

         So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. This treatment substantially eliminates "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal corporate income tax as follows:

     (1) We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

     (2) Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference;

     (3) If we have net income from the sale or other disposition of "foreclosure property" (generally, property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property) that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, this income will be subject to tax at the highest corporate rate;

     (4) Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business;

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

     (5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

     (6) We will be subject to a 4% excise tax if we fail to distribute during each calendar year at least the sum of:

          (a) 85% of our REIT ordinary income for the year;

          (b) 95% of our REIT capital gain net income for the year; and

          (c) any undistributed taxable income from prior taxable years.

         The tax applies to the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

     (7) We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Public Storage, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

         In addition, we could be liable for specified tax liabilities inherited from a taxable "C" corporation, if we acquired or acquire assets from such a corporation in a carryover basis transaction (such as in the case of our 1995 merger with Public Storage Management). We also have acquired assets in carryover basis merger transactions with a number of REITs (including our 1999 merger with Storage Trust Realty). If any such acquired REIT failed to qualify as a REIT at the time of its merger into Public Storage, it would have been a "C" corporation and we also would be liable for tax liabilities inherited from it.

         When assets are acquired from a "C" corporation in a carryover basis transaction, the "C" corporation is generally required to recognize gain with respect to the assets' "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds its adjusted basis. As the successor to these acquired entities, we would be liable for any tax owed by them as a result of the recognition of built-in gain. Applicable treasury regulations, however, allow an acquiring REIT, such as Public Storage, to make an election to avoid the recognition of gain and the imposition of corporate level tax on a built-in gain asset acquired in a carryover basis transaction from a "C" corporation unless and until the acquiring REIT disposes of that built-in gain asset during the 10-year period following the asset's acquisition, at which time the acquiring REIT would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain. We elected to be subject to these 10-year built-in gain rules in connection with our merger with Public Storage Management. Similar rules would apply if in the future we acquire assets from a "C" corporation in a carryover basis transaction.

         REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1) that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

     (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

     (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations; and

     (9) that meets other applicable tests, described below, regarding the nature of our income and assets and the amount of our distributions.

         Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition
(6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

         We believe that we have issued sufficient shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our organizational documents contain restrictions regarding the transfer of our capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. See "Description of Common Stock and Class B Common Stock--Ownership Limitations." At the time of the merger with Public Storage Management, to further assist us in meeting the ownership restrictions, the Hughes family entered into an agreement with us for the benefit of Public Storage and certain designated charitable beneficiaries providing that if, at any time, for any reason, more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of our common stock owned by Wayne Hughes necessary to cure such violation would automatically and irrevocably be transferred to a designated charitable beneficiary.

         The REIT protective provisions of our organizational documents and the agreement with the Hughes family are modeled after certain arrangements that the Internal Revenue Service has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the Internal Revenue Service might not seek to take a different position concerning Public Storage (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and we will not seek a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status.

         To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. For taxable years commencing on or after January 1, 1998, if we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

         To qualify as a REIT, Public Storage cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of the 1995 merger with Public Storage Management, the 1999 merger with Storage Trust Realty and mergers with other affiliated REITs, Public Storage has succeeded to various tax attributes of those entities and their predecessors, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed earnings and profits and we believe that the REITs with which we have merged qualified as REITs at the time of acquisition. However, neither these entities nor Public Storage has sought an opinion of counsel or outside accountants to the effect

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

that we did not acquire any earnings and profits. There can be no assurance that the Internal Revenue Service would not contend otherwise on a subsequent audit.

         If the Internal Revenue Service determined that we inherited undistributed non-REIT earnings and profits and that we did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that we could avoid disqualification as a REIT by using "deficiency dividend" procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require us to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, we would have to pay to the Internal Revenue Service interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which we inherited the undistributed non-REIT earnings and profits. If, however, we were considered to be a "successor" under the applicable treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Public Storage, we could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

         QUALIFIED REIT SUBSIDIARIES. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Public Storage will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         TAXABLE REIT SUBSIDIARIES. A "taxable REIT subsidiary" of Public Storage is a corporation in which we directly or indirectly own stock and that elects, together with Public Storage, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of Public Storage owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Public Storage. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

         Generally, a taxable REIT subsidiary can perform some impermissible tenant services (as described under "-Income Tests Applicable to REITs") without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Public Storage. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

         Public Storage and PS Orangeco, Inc. (and its subsidiaries, including PS Pickup & Delivery, Inc.), PSCC, Inc. and certain other corporations have made elections for those corporations to be treated as taxable REIT subsidiaries of Public Storage. These entities engage in businesses such as the portable self-storage business, providing moving services, selling locks, boxes and packing materials, renting trucks, among other activities. Upon completion of our planned acquisition of the stock of PS Insurance Company, Ltd. (which reinsures policies obtained by tenants covering losses to their goods while in storage), we also expect to make the election for that corporation to be treated as a taxable REIT subsidiary of Public Storage.

         OWNERSHIP OF PARTNERSHIP INTERESTS BY A REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. In the mergers with Public Storage Management and Storage Trust Realty, the formation of PS Business Parks, L.P., and in other transactions, we have acquired interests in various partnerships that own and operate properties. Thus, our proportionate share of the assets and items of income of Storage Trust Properties, L.P., PS Business Parks, L.P. or other partnerships, including any such partnerships' shares of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Public Storage for purposes of applying the REIT asset and income tests. For these purposes, under current treasury regulations our interest in each of the partnerships must be determined in accordance with our "capital interest" in the partnership.

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

         We believe that Storage Trust Properties, L.P., PS Business Parks, L.P. and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See "--Taxation of Public Storage as a REIT-- Income Tests Applicable to REITs" and "--Taxation of Public Storage as a REIT-- Asset Tests Applicable to REITs" below.

         INCOME TESTS APPLICABLE TO REITS. To qualify as a REIT, Public Storage must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

         Rents that we receive will qualify as rents from real property in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we are only allowed directly to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, we may not provide "impermissible services" to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue) without giving rise to "impermissible tenant service income," which is nonqualifying income for purposes of the income tests. For this purpose, the amount that we would be deemed to have received for performing any "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to us of providing those services. If impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

         In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

     (1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as permitted and described above);

     (2) rent any property to a related party tenant, including a taxable REIT subsidiary;

     (3) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

     (4) directly perform services considered to be noncustomary or rendered to the occupant of the property.

         In connection with our merger with Public Storage Management, Public Storage and the various other owners of self-storage facilities and business parks for which we performed management activities entered into an agreement with PSCC, Inc. under which PSCC provides the owners and Public Storage certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the owners and Public Storage pay PSCC directly for services rendered by PSCC in connection with the administrative and cost sharing agreement. That payment is separate from and in addition to the compensation paid to Public Storage under the management agreements for the management of the properties owned by the owners. At the time of the merger with Public Storage Management, we received a private letter ruling from the Internal Revenue Service to the effect that the reimbursements and other payments made to PSCC by the owners would not be treated as our revenues for purposes of the 95% gross income test, and to the effect that our income from self-storage facility rentals generally would qualify as rent from real property for purposes of the REIT gross income tests. We subsequently received a private letter ruling indicating that the truck rental activities of an affiliated corporation (PS Orangeco, Inc., now a taxable REIT subsidiary of Public Storage) would not adversely affect the treatment of our income from self-storage facility rentals as rent from real property for purposes of the REIT gross income tests.

         We own substantially all of the economic interest in Pickup & Delivery (the portable self-storage business). The income from that business would be nonqualifying income to us and the business is conducted by a limited partnership between Public Storage and a subsidiary of PS Orangeco, Inc. The share of gross income of that business attributable to our partnership interest, when combined with our other nonqualifying income, must be less than 5% of our total gross income. While we have earned and will continue to earn some nonqualifying income from this and other sources, we anticipate that we will be able to continue to satisfy both the 95% and 75% gross income tests.

         The ownership of certain partnership interests creates several issues regarding our satisfaction of the 95% gross income test. First, we earn property management fees from these partnerships. Existing treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the Internal Revenue Service has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test when the REIT holds a "substantial" interest in the partnership. We disregard the portion of management fees derived from partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the Internal Revenue Service would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings (for example, arguing that we do not have a "substantial" interest in the partnerships).

         In addition, we acquired interests in certain of these partnerships that entitle us to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing treasury regulations do not specifically address how our "capital interest" in partnerships of this type should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to us and the percentage of the management fees paid to us that is disregarded in determining our nonqualifying income. For example, if we take the position that we have a 25% "capital interest" in a partnership (because we would receive 25% of the partnership's assets upon a sale and liquidation) but the Internal Revenue Service determines we only have a 1% "capital interest" (because the original holder of our interest only contributed 1% of the total capital contributed to the partnership), our share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as nonqualifying income would be increased, both of which would adversely affect our ability to satisfy the 95% gross income test. In determining our "capital interest" in the various partnerships, we estimate the percentage of the partnership's assets that would be distributed to us if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the Internal Revenue Service will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining our "capital interests," which could adversely affect our ability to satisfy the 95% gross income test.

         "Interest" income that depends in whole or in part on the income or profits of any person generally will be nonqualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

         Our share of any dividends received from our corporate subsidiaries (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. The relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Public Storage, we could fail to qualify as a REIT. As discussed under "-Taxation of Public Storage as a REIT-General" even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

         Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by a partnership in which we hold an interest, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of each particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

         ASSET TESTS APPLICABLE TO REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

     (1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by partnerships in which we have invested, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Public Storage;

     (2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

     (3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the test described in clause (1):

          (a) the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets;

          (b) we may not own more than 10% of any one issuer's outstanding voting securities; and

          (c) we may not own more than 10% of the value of the outstanding securities of any one issuer; and

     (4) not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

         Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

         Public Storage currently owns approximately 25% of the outstanding common stock of PS Business Parks, Inc., which has elected to be taxed as a REIT for federal income tax purposes (as well as a substantial portion of the outstanding common units of limited partnership interest of PS Business Parks, L.P., which may be exchangeable for shares of PS Business Parks, Inc.'s common stock). As a REIT, PS Business Parks, Inc. is subject to the various REIT qualification requirements. We believe that PS Business Parks, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If PS Business Parks, Inc. were to fail to qualify as a REIT, our stock investment in PS Business Parks, Inc. would cease to be a qualifying real estate asset for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to our ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If PS Business Parks, Inc. failed to qualify as a REIT, we would not meet the 10% voting stock limitation and the 10% value limitation with respect to our interest in PS Business Parks, Inc., and accordingly, Public Storage also would fail to qualify as a REIT.

         We believe that the aggregate value of our taxable REIT subsidiaries does not (and will not, after acquisition of PS Insurance Company, Ltd.) exceed 20% of the aggregate value of our gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which we own an interest as a taxable REIT subsidiary, which election first became available as of January 1, 2001, we believe we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which we own an interest as a taxable REIT subsidiary of Public Storage, our pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of our assets.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which we become aware within that period. If we failed to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

         ANNUAL DISTRIBUTION REQUIREMENTS APPLICABLE TO REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to (1) the sum of (a) 90% (95% prior to 2001) of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% (95% prior to 2001) of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we are required under the treasury regulations to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See "--Taxation of Public Storage as a REIT--General" for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

         In years prior to 1990, we made distributions in excess of our REIT taxable income. During 1990, we reduced the level of distributions to our shareholders. As a result, distributions paid by Public Storage in 1990 were less than 95% of our REIT taxable income for 1990. We satisfied the REIT distribution requirements for 1990 through 2000 by attributing distributions in 1991 through 2001 to the prior year's taxable income, and we expect to satisfy the distribution requirement for 2001 by attributing distributions in 2002 to our 2001 taxable income. We may be required to continue this pattern of making distributions after the close of a taxable year that are attributed to the prior year for this purpose, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they actually are made. The extent to which we will be required to attribute distributions to the prior year will depend on our operating results and the level of distributions as determined by the board of directors. As noted below, reliance on subsequent year distributions could cause us to be subject to an excise tax, although we intend to comply with the 85% current distribution requirement under the excise tax in an effort to avoid or minimize any effect of that tax.

         We intend to make timely distributions sufficient to satisfy our annual distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of Public Storage shares.

         Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the government based upon the amount of any deduction taken for deficiency dividends.

         To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate tax rates.

         A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

         As mentioned above, we would be subject to a 4% excise tax if we fail to distribute during each calendar year at least the sum of:

     (1) 85% of our REIT ordinary income for the year;

     (2) 95% of our REIT capital gain net income for the year; and

     (3) any undistributed taxable income from prior taxable years.

         This 4% excise tax applies to the excess of such required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid.

         RECORD-KEEPING REQUIREMENTS. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

         FAILURE OF PUBLIC STORAGE TO QUALIFY AS A REIT. If we fail to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify as a REIT, we will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distributions by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of Public Storage, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we would be entitled to any statutory relief.

TAXATION OF U.S. SHAREHOLDERS

         As  used  in  the  remainder  of  this   discussion,   the  term  "U.S.
shareholder" means a beneficial owner of a Public Storage common share that is, for United States federal income tax purposes:

     (1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

     (2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

     (3) an estate the income of which is subject to federal income taxation regardless of its source; or

     (4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

         Generally, in the case of a partnership that holds Public Storage common shares, any partner that would be a U.S. shareholder if it held the Public Storage common shares directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds Public Storage common shares, that is not a U.S. shareholder.

         Distributions by Public Storage. So long as we qualify as a REIT, distributions to U.S. shareholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder's adjusted basis in our shares will be taxable as capital gains. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

         We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held our shares. Designations that we make only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         Instead of paying capital gain dividends, we may designate all or part of our net capital gain as "undistributed capital gain." We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder:

     (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and

     (2) will be deemed to have paid its proportionate share of the tax paid by Public Storage on such undistributed capital gains and receive a credit or refund to the extent that the tax we paid exceeds the U.S. shareholder's tax liability on the undistributed capital gain.

         A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

         We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

     (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

     (2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

         We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if we were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

         Distributions that we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from Public Storage generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

         SALES OF SHARES. Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

     (1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

     (2) the holder's adjusted tax basis in the shares for tax purposes.

         This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder's holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Public Storage shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, distributions from Public Storage will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

         However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Public Storage will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

         A REIT is a pension held REIT if it meets the following two tests:

     (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

     (2) either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception for pension trusts. Based on both our current share ownership and the limitations on transfer and ownership of shares contained in our organizational documents, we do not expect to be classified as a pension held REIT.

U.S. TAXATION OF NON-U.S. SHAREHOLDERS

         DISTRIBUTIONS BY PUBLIC STORAGE. Our distributions to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

         Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder's basis in our Public Storage common shares will be taxable to a non-U.S. shareholder as gain from the sale of common shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of Public Storage that do not exceed the adjusted basis of the non-U.S. shareholder in our common shares will reduce the non-U.S. shareholder's adjusted basis in our common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

         We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

     (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with Public Storage; or

     (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

         We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

         Distributions to a non-U.S. shareholder that we designate at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

     (1) the investment in the common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders on any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

     (2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Public Storage of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

         We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

         Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by Public Storage of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by Public Storage on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by Public Storage were to exceed their actual United States federal income tax liability.

         SALE OF COMMON SHARES. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

     (1) the investment in the Public Storage common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain;

     (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     (3) the Public Storage common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

         The Public Storage common shares will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders. We believe that we currently are a domestically controlled REIT and, therefore, that the sale of our common shares would not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

     (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the NYSE; and

     (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

         If gain on the sale or exchange of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX APPLICABLE TO SHAREHOLDERS

U.S. SHAREHOLDERS

         In general, information reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 30.5% (the rate is subject to reduction through 2006) if:

     (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

     (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

     (3) there has been a notified payee under-reporting of interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

     (4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. SHAREHOLDERS

         Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding at a rate of 30.5% (the rate is subject to reduction through 2006) may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

         Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these treasury regulations, some shareholders are required to have provided new certifications as to payments made after December 31, 2000. Because the application of the these treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

OTHER TAX CONSEQUENCES FOR PUBLIC STORAGE AND OUR SHAREHOLDERS

         Public Storage and our shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Public Storage and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Public Storage should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

         A portion of the cash to be used by Public Storage to fund distributions may come from dividends paid by our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary may be limited in its ability to deduct interest payments made to Public Storage. To the extent that we and our taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

                              PLAN OF DISTRIBUTION

         We may sell the securities:

     (1) through underwriters or dealers;

     (2) through agents;

     (3) directly to purchasers; or

     (4) through a combination of any of these methods of sale.

         Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

         Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

     (1) whether common stock, preferred stock or equity stock, or warrants for those securities will be offered under the shareholder purchase rights;

     (2) the number of those securities or warrants that will be offered under the shareholder purchase rights;

     (3) the period during which and the price at which the shareholder purchase rights will be exercisable;

     (4) the number of shareholder purchase rights then outstanding;

     (5) any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights, and

     (6) any other material terms of the shareholder purchase rights.

         Underwriters may offer and sell the securities at:

     (1) fixed prices, which may be changed;

     (2) prices related to the prevailing market prices at the time of sale; or

     (3) negotiated prices.

         We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

         The applicable prospectus supplement will disclose (1) any underwriting compensation we pay to underwriters or agents in connection with the offering of securities and (2) any discounts, concessions or commissions allowed by underwriters to participating dealers. Under the Securities Act, (1) underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and (2) any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

         If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

         If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and (2) if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

         Some  of  the   underwriters   and  their   affiliates  may  engage  in
transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

         David Goldberg, our vice president and senior counsel, has delivered an opinion to the effect that the securities offered by this prospectus will be validly issued, fully paid and nonassessable. Hogan & Hartson L.L.P., Washington, D.C., has delivered an opinion as to our status as a REIT. See "Federal Income Tax Consequences." Mr. Goldberg owns 117,881 shares of common stock, 3,396 depositary shares representing interests in equity stock and 600 shares of preferred stock, and has options to acquire an additional 349,500 shares of common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The  estimated   expenses,   other  than  underwriting   discounts  and
commissions, in connection with the offerings of the Securities, are as follows:

Registration Fee - Securities and Exchange Commission........    $200,000
Transfer Agent and Depositary Fees...........................     200,000
Rating Agency Fees...........................................     200,000
Printing and Engraving Expenses..............................     400,000
Legal Fees and Expenses......................................     200,000
Accounting Fees and Expenses.................................     200,000
Miscellaneous................................................      50,000
                                                               ----------
   Total.....................................................  $1,450,000

Item 15. Indemnification of Directors and Officers.

         Our Articles of Incorporation provide that we may indemnify our agents to the maximum extent permitted under California law. See Article V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the Bylaws (Exhibit 3.23) which are incorporated herein by this reference. We have also entered into indemnity agreements with our management and non-management directors and executive officers. The agreements permit us to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit us from terminating our indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. We believe the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as our directors and executive officers.

Item 16. Exhibits

Exhibit
 No.                                    Description
-------  -----------------------------------------------------------------------
1.1      Form of Underwriting Agreement. (1)

3.1      Restated   Articles   of   Incorporation.   Filed   with   Registrant's
         Registration   Statement  No.  33-54557  and  incorporated   herein  by
         reference.

3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

3.4      Amendment to  Certificate  of  Determination  for the 9.20%  Cumulative
         Preferred  Stock,  Series  B.  Filed  with  Registrant's   Registration
         Statement No. 33-56925 and incorporated herein by reference.

3.5      Certificate of Determination for the 8.25% Convertible Preferred Stock.
         Filed  with  Registrant's   Registration  Statement  No.  33-54557  and
         incorporated herein by reference.

3.6      Certificate  of  Determination   for  the  Adjustable  Rate  Cumulative
         Preferred  Stock,  Series  C.  Filed  with  Registrant's   Registration
         Statement No. 33-54557 and incorporated herein by reference.

3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registration's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.10     Certificate  of   Determination   for  the  Convertible   Participating
         Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

3.11 Certificate of Amendment of Articles of Incorporation, Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registration's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000th of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000th of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

3.16 Certificate of Determination for 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

3.18 Certification of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

3.19 Certificate of Determination for Equity Stock, Series AA. Filed with Registrant's Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.20     Certificate  Decreasing  Shares  Constituting  Equity Stock,  Series A.
         Filed with Registrant's Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.21 Certificate of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.22 Certification of Determination for 8% Cumulative Preferred Stock, Series J. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

3.23 Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 333-61045 and incorporated herein by reference.

3.24 Certification of Determination for 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

3.25 Certificate of Determination for 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

3.26 Certificate of Determination for 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

3.27 Certificate of Determination for Equity Stock, Series AAA. Filed with Registrant's Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

3.28 Certification of Determination for 9.5% Cumulative Preferred Stock, Series N. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

3.29 Certification of Determination for 9.125% Cumulative Preferred Stock, Series O. Filed with Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and incorporated herein by reference.

3.30 Certificate of Determination for 8.75% Cumulative Preferred Stock, Series P. Filed with Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

3.31 Certificate of Determination for 8.600% Cumulative Preferred Stock, Series Q. Filed with Registrant's Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

3.32 Amendment to Certificate of Determination for Equity Stock, Series A. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.

3.33 Certificate of Determination for 8.000% Cumulative Preferred Stock, Series R. Filed with Registrant's Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R and incorporated herein by reference.

3.34 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

3.35     Amendment  to Bylaws  adopted on May 9, 1996.  Filed with  Registrant's
         Registration   Statement  No.  333-03749  and  incorporated  herein  by
         reference.

3.36     Amendment to Bylaws adopted on June 26, 1997.  Filed with  Registrant's
         Registration   Statement  No.  333-41123  and  incorporated  herein  by
         reference.

3.37     Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant's
         Registration   Statement  No.  333-41123  and  incorporated  herein  by
         reference.

3.38     Amendment  to  Bylaws   adopted  on  February  10,  1998.   Filed  with
         Registrant's Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

3.39 Amendment to Bylaws adopted on March 4, 1999. Filed with Registrant's Current Report on Form 8-K dated March 4, 1999 and incorporated herein by reference.

3.40     Amendment  to Bylaws  adopted on May 6, 1999.  Filed with  Registrant's
         Form  10-Q  for  the   quarterly   period  ended  March  31,  1999  and
         incorporated herein by reference.

4.1 Form of Certificate of Determination for additional series of Preferred Stock. (1)

4.2      Form of Deposit Agreement. (1)

4.3 Form of Certificate of Determination for additional series of Equity Stock. (1)

4.4      Form of Warrant Agreement. (1)

5.1 Opinion of David Goldberg as to the legality of the securities being registered.

8.1      Opinion of Hogan & Hartson L.L.P. re tax matters.

12.1 Statement on computation of ratio of earnings to fixed charges. Filed with Registrant's Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of David Goldberg (included in Exhibit 5.1).

23.3     Consent of Hogan & Hartson L.L.P. (included in exhibit 8.1).

24.1     Power of Attorney (included on page II-7).

--------------------
(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)Toreflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the Securities being registered which remains unsold at the termination of the offering.

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 14 day of September, 2001.

                                                     PUBLIC STORAGE, INC.

                                                     By:   /s/ B. Wayne Hughes
                                                           -------------------
                                                           B. Wayne Hughes
                                                           Chairman of the Board

         Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statements, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                Title                              Date
------------------------------------       --------------------------------         ------------------

/s/ B. Wayne Hughes                        Chairman of the Board, Chief             September 14, 2001
------------------------------------       Executive Officer and Director
B. Wayne Hughes                            (principal executive officer)

/s/ Harvey Lenkin                          President and Director                   September 14, 2001
------------------------------------
Harvey Lenkin

/s/ John Reyes                             Senior Vice President and                September 14, 2001
------------------------------------       Chief Financial Officer
John Reyes                                 (principal financial officer and
                                           principal accounting officer)

/s/ Robert J. Abernethy                    Director                                 September 14, 2001
------------------------------------
Robert J. Abernethy

/s/ Dann V. Angeloff                       Director                                 September 14, 2001
------------------------------------
Dann V. Angeloff

/s/ William C. Baker                       Director                                 September 14, 2001
------------------------------------
William C. Baker

/s/ Uri P. Harkham                         Director                                 September 14, 2001
------------------------------------
Uri P. Harkham

/s/ B. Wayne Hughes, Jr.                   Vice President and Director              September 14, 2001
------------------------------------
B. Wayne Hughes, Jr.

/s/ Marvin M. Lotz                         Senior Vice President and Director       September 14, 2001
------------------------------------
Marvin M. Lotz

                                           Director
------------------------------------
Thomas J. Barrack, Jr.

                                           Director
------------------------------------
Daniel C. Staton

                                      II-7

                                                                     Exhibit 5.1

                                 David Goldberg
                        Vice President and Senior Counsel
                              Public Storage, Inc.
                               701 Western Avenue
                         Glendale, California 91201-2397

                               September 14, 2001

Public Storage, Inc.
701 Western Avenue
Glendale, California 91201-2397

Gentlemen:

         As Vice President and Senior Counsel of Public Storage, Inc. (the "Company"), I have examined the Registration Statement on Form S-3, which is expected to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about the date of delivery of this opinion (the "Registration Statement"), which includes a Prospectus to be used in connection with securities registered under the Registration Statement (the "Prospectus"). The Prospectus relates to the offer and sale of up to $800,000,000 stated amount of (i) shares of common stock, par value $.01 per share (the "Common Shares"),
(ii) shares of preferred stock, par value $.01 per share (the "Preferred Shares"), (iii) shares of equity stock, par value $.01 per share (the "Equity Shares"), (iv) depositary shares (the "Depositary Shares") representing a fractional interest in a Preferred Share or an Equity Share and (v) warrants (the "Warrants").

         I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Common Shares, the Preferred Shares, the Equity Shares, the Depositary Shares and the Warrants in the manner set forth in the Registration Statement. I have also examined the Company's Restated Articles of Incorporation and Revised Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

         It is my opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

     2. The Common Shares, the Preferred Shares, the Equity Shares, the Depositary Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Registration Statements and payment of the agreed consideration therefor has been received by the Company, will be legally issued, fully paid and nonassessable.

         I hereby consent to (i) the reference to me under the caption "Legal Opinions" in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement or amendments thereto and (iii) the incorporation by reference of this opinion into a Registration Statement on Form S-3MEF filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Registration Statement.

                                                              Very truly yours,





                                                              /s/ DAVID GOLDBERG

                                                              DAVID GOLDBERG

                                                                     Exhibit 8.1

                               September 14, 2001




Public Storage, Inc.
701 Western Avenue
Suite 200 Glendale, California 91201-2394

Ladies and Gentlemen:

We have acted as special tax counsel to Public Storage, Inc., a California corporation (the "Company") in connection with the registration of shares of common stock, par value $.10 per share (the "Common Stock"), shares of preferred stock, par value $.01 per share (the "Preferred Stock"), shares of equity stock, par value $.01 per share (the "Equity Stock"), depositary shares representing a fractional interest in a share of Preferred Stock or Equity Stock (the "Depositary Shares"), and warrants to purchase Common Stock, Preferred Stock or Equity Stock (the "Warrants") with an aggregate public offering price of up to $800,000,000, on terms to be determined at the time of offering as more fully described in the Company's Registration Statement filed with the Securities and Exchange Commission on or about the date hereof ("Registration Statement," which includes the "Prospectus"). In connection with such registration, we have been asked to provide you with an opinion as to certain federal income tax matters related to the Company. Unless otherwise defined herein, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus.

BASIS FOR OPINIONS

The opinions set forth in this letter are based on our best judgment regarding the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions.

Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination made by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

     (1) the Prospectus;

     (2) the Agreement and Plan of Reorganization by and among Public Storage Management, Inc. ("PSMI") and the Company dated June 30, 1995 (the reorganization pursuant to such agreement is referred to hereafter as the "PSMI Merger");

     (3) the Amendment to the Company's Restated Articles of Incorporation, as adopted in connection with the PSMI Merger;

     (4) the Shareholders' Agreement dated November 16, 1995 ("Shareholders' Agreement") entered into by B. Wayne Hughes, Tamara L. Hughes, B. Wayne Hughes, Jr. and Parker Hughes Trust No. 2;

     (5) the articles of incorporation, by-laws and stock ownership information for PS OrangeCo., Inc. ("Lock/Box Company"), PS Business Parks, Inc. (previously known as American Office Park Properties, Inc., which was formerly known as Public Storage Commercial Properties Group, Inc.), PSCC, Inc. ("PSCC"), and Public Storage Pickup & Delivery, Inc. ("PS Pickup");

     (6) the ruling request letters, dated March 19, 1995 and June 7, 1995, submitted to the IRS on behalf of the Company, and the ruling letter dated October 4, 1995, issued by the IRS in response thereto and the ruling request letters dated July 30, 1996, December 23, 1996, and March 4, 1997 and the ruling letter dated May 16, 1997 issued by the IRS in response thereto (the "Ruling Requests");

     (7) the Amendment to the Amended Management Agreement dated August 8, 1995;

     (8) the Agreement and Plan of Merger by and among Storage Trust Realty ("Storage Trust"), the Company, and Merger Sub, dated as of November 12, 1998, as amended (the merger pursuant to such agreement is referred to hereafter as the "Storage Trust Merger"); and

     (9) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

The opinions set forth in this letter also are premised on certain written representations of PS Business Parks, Inc. contained in a letter addressed to Hogan & Hartson L.L.P. dated on or about the date hereof regarding the assets, operations, and activities of PS Business Parks, Inc. (the "PS Business Parks Representation Letter") and certain written representations of the Company contained in a letter dated on or about the date hereof regarding the assets, operations and activities of the Company, including whether the Company has satisfied and will continue to satisfy the stock ownership and gross income requirements applicable to REITs following the PSMI Merger and the Storage Trust Merger (the "Management Representation Letter").

We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Prospectus, Management Representation Letter, and the PS Business Parks Representation Letter. We consequently have relied upon your representations and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. Without limiting the foregoing, we have not undertaken to review and determine the tax status, as a partnership for federal income tax purposes, of each limited partnership and each limited liability company in which the Company owns an interest. Instead, we have, with the Company's consent, relied upon the Company's representations, set forth in the Management Representation Letter, as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, and the Company were considered to own more than 10% of the outstanding voting securities of such entity (or for taxable years beginning after December 31, 2000 more than either (i) 10% of the voting power or (ii) 10% of the total value of the outstanding securities of such entity, unless the entity were to qualify and elect to be treated as a "taxable REIT subsidiary" under the applicable provisions of the Code), that would preclude the Company from qualifying as a "real estate investment trust" for federal income tax purposes and therefore would have a material adverse impact on the opinions set forth herein.

In our review, we have assumed, with your consent, that all of the obligations imposed by any documents on the parties thereto, have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that each of the Company, the Lock/Box Company, PSCC and PS Pickup has been and will be operated substantially in the manner described in the Prospectus, the Ruling Requests, and the relevant articles of incorporation and other organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents that are executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

We also have assumed for the purposes of this opinion that (i) the Company is a validly organized and duly incorporated corporation under the laws of the State of California, (ii) the provisions of the Shareholders' Agreement and Article IV of the Amendment to the Company's Restated Articles of Incorporation are fully enforceable in the manner set forth therein under the laws of the State of California, and (iii) each class or series of shares of stock of the Company (including the shares of Equity Stock, Series A (which shares were issued pursuant to a Certificate of Determination filed with the California Secretary of State on June 27, 1997 or November 9, 1999)) that is issued and outstanding is and has been at all times validly issued and enforceable in accordance with its terms under the laws of the State of California. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.

OPINIONS

Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

     (1) The Company is organized and currently operates in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's proposed method of operation (as described in the Prospectus and the Management Representation Letter) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2001, and for subsequent taxable years; and

     (2) The statements in the Prospectus under the heading "Federal Income Tax Consequences" and "Risk Factors -- We would incur adverse tax consequences if we fail to qualify as a REIT", "-- We may pay some taxes," and "-- We would incur a corporate level tax if we sell certain assets," to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinion.

We assume no obligation to advise you of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of distributions to stockholders, and the diversity of its share ownership. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of operations of the Company, the sources of its income, the nature of its assets, the level of distributions to its shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In this regard, we are expressing our opinion only as to the specific matters set forth in the numbered paragraphs under the caption "Opinions." It should be noted that among the representations that we are relying on is a representation as to the absence of any earnings and profits of PSMI or Storage Trust at the time of the PSMI Merger and the Storage Trust Merger. We specifically are not rendering an opinion as to whether PSMI or Storage Trust had current or accumulated earnings and profits at the time of the PSMI Merger and the Storage Trust Merger. There can be no assurance, however, that the IRS will not examine the tax returns of PSMI, Storage Trust, their predecessors and their affiliates for all years prior to the PSMI Merger and the Storage Trust Merger and propose adjustments to increase their taxable income, which could result in the Company being considered to have undistributed "earnings and profits," in which event the Company would not qualify as a REIT for such year and possibly subsequent years. For a discussion of certain of the considerations associated with these issues, we direct your attention specifically to the discussions of these matters contained in the Prospectus under the caption "Federal Income Tax Consequences."

We note that the Prospectus does not currently address the federal income tax considerations that may be relevant to a holder of the Preferred Stock, the Equity Stock, the Warrants or the Depositary Shares. It is our understanding that in the event the Company issues Preferred Stock, Equity Stock, Warrants, or Depositary Shares, the Company will prepare a supplement to the Prospectus, which supplement will address the federal income tax considerations that are likely to be material to a holder of such securities.

This opinion letter has been prepared solely for your benefit in connection with the filing of the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent. We hereby consent to (i) the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, (ii) the reference to this firm under the caption "Legal Opinions" in the Prospectus and (iii) the incorporation by reference of this opinion into a registration statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Registration Statement (provided, however, that neither this consent nor such incorporation by reference of this opinion letter shall be deemed to cause this opinion letter to speak as of any date other than the date hereof, to imply or require that this opinion letter be updated to any date subsequent to the date hereof, or to imply a view as to the accuracy of any disclosure in such registration statement to the extent different than the disclosure set forth in the Registration Statement or to the extent that any facts, circumstances, or changes in the law after the date hereof could bear thereon). In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,





                                                     /s/ HOGAN & HARTSON L.L.P.

                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Prospectus of Public Storage, Inc. (included in the Registration Statement on Form S-3 (No. 333-______)) for the registration of shares of its common stock, its preferred stock, its equity stock, its depositary shares and warrants for the purchase of its common stock, preferred stock and equity stock and to the incorporation by reference therein of our report dated February 23, 2001 with respect to the consolidated financial statements and schedule of Public Storage, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Los Angeles, California
September 14, 2001